EXHIBIT 99.1

RISK FACTORS

The following are some of the important factors that could affect our financial performance or could cause actual results to differ materially from estimates contained in our forward-looking statements. We may encounter risks in addition to those described below. Additional risks and uncertainties not currently known to us, or that we currently deem to be immaterial, may also impair or adversely affect our business, results of operation, financial condition, liquidity and prospects.

The risk factors herein are grouped into the following categories:

•	Risks Relating to Our Financial Matters;

•	Risks Relating to Our LNG Receiving Terminal Business;

•	Risks Relating to Our Natural Gas Pipeline Business;

•	Risks Relating to Our LNG and Natural Gas Marketing Business;

•	Risks Relating to Our LNG Businesses in General; and

•	Risks Relating to Our Business in General.

Risks Relating to Our Financial Matters

Our existing level of cash resources, negative operating cash flow, and debt could cause us to have inadequate liquidity and could materially and adversely affect our business, financial condition and prospects

As of June 30, 2010, we had $73.9 million of cash and cash equivalents and $159.1 million of restricted cash and cash equivalents and we had 2,965.7 billion of total debt outstanding on a consolidated basis (before debt discounts). Our ability to generate positive cash flow and achieve profitability, so as to enhance our liquidity position in the future and be able to repay or refinance our debt, is subject to a number of risks, including those discussed in these Risk Factors.

We have a significant amount of debt which we may be unable to repay, refinance, or extend on commercially reasonable terms or at all, which could materially and adversely affect our business, financial condition and prospects.

As of June 30, 2010, we had 2,965.7 billion of total consolidated indebtedness (before debt discounts).  Approximately $247.6 million of our debt plus accrued interest, which is accruing at our option in lieu of cash interest payments at a rate of 12% per year, will mature at the election of the lenders on August 15, 2011, our earliest potential debt maturity date.  We do not currently have financial resources, and may not be able to access external financial resources, sufficient to enable us to repay our earliest maturing debt or our subsequently maturing debt.  If we are unable to refinance, extend or otherwise satisfy our earliest maturing debt, we may seek to reorganize under the protection of available reorganization statutes and may make such a determination at a time prior to our earliest potential debt maturity date.

Even if we are able to repay, refinance or extend our debt, the terms required may adversely affect our business.

In order to obtain many types of financing, we may have to accept terms that are disadvantageous to us or that may have an adverse impact on our current or future business, operations or financial condition. For example:

•
borrowings, debt issuances, or extensions of debt maturities may subject us to certain restrictive covenants, including covenants restricting our ability to raise additional capital or cross-defaults to our other indebtedness;

•
borrowings or debt issuances at the project level may subject the project entity to restrictive covenants, including covenants restricting its ability to make distributions to us or limiting our ability to sell our interests in such entity;

•	offerings of our equity securities could cause substantial dilution for holders of our common stock and Series B Preferred Stock;

•	additional sales of interests in our projects would reduce our interest in future revenues; and

•	the prepayment of terminal use fees by, or a business development loan from, prospective customers would reduce future revenues once an LNG receiving terminal commences operations.

Our substantial indebtedness could adversely affect our ability to operate our business and prevent us from satisfying or refinancing our debt obligations.

Our substantial indebtedness could have important adverse consequences, including:

•	limiting our ability to attract customers;

•	limiting our ability to compete with other companies that are not as highly leveraged;

•
limiting our flexibility in and ability to plan for or react to changing market conditions in our industry and to economic downturns, and making us more vulnerable than our less leveraged competitors to an industry or economic downturn;

•
limiting our ability to use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to service debt, including indebtedness that we may incur in the future;

•
limiting our ability to obtain additional financing to fund our capital expenditures, working capital, acquisitions, debt service requirements or liquidity needs for general business or other purposes; and

•
resulting in a material adverse effect on our business, results of operations and financial condition if we are unable to service or refinance our indebtedness or obtain additional financing, as needed.

Our substantial indebtedness and the restrictive covenants contained in our debt agreements may not allow us the flexibility that we need to operate our business in an effective and efficient manner and may prevent us from taking advantage of strategic and financial opportunities that would benefit our business.

If we are unsuccessful in operating our business due to our substantial indebtedness or other factors, we may be unable to repay, refinance, or extend our indebtedness on commercially reasonable terms or at all.

We have not been profitable historically, and we have not had positive annual operating cash flow. Our ability to achieve profitability and generate positive operating cash flow in the future is subject to significant uncertainty.

We had net losses of $161.5 million and $373.0 million (as adjusted) for the years ended December 31, 2009 and 2008, respectively. In addition, our net cash flow used in operating activities was $97.9 million and $142.1 million for the years ended December 31, 2009 and 2008, respectively.  In the future, we may incur operating losses and experience negative operating cash flow.  We may not be able to reduce costs, increase revenues, or reduce our debt service obligations sufficient to maintain our cash resources, which could cause us to have inadequate liquidity to continue our business.

Our ability to generate needed amounts of cash is substantially dependent upon our TUAs with two third-party Sabine Pass LNG customers, and we will be materially and adversely affected if either customer fails to perform its TUA obligations for any reason.

Our future results and liquidity are dependent upon performance by Chevron and Total, each of which has entered into a TUA with Sabine Pass LNG and agreed to pay us approximately $125 million annually. We are dependent on each customer’s continued willingness and ability to perform its obligations under its TUA. We are also exposed to the credit risk of the guarantors of these customers’ obligations under their respective TUAs in the event that we must seek recourse under a guaranty. If either customer fails to perform its obligations under its TUA, our business, results of operations, financial condition and prospects could be materially and adversely affected, even if we were ultimately successful in seeking damages from that customer or its guarantor for a breach of the TUA.

Each customer’s TUA for capacity at the Sabine Pass LNG receiving terminal is subject to termination under certain circumstances.

Each of our long-term TUAs contains various termination rights. For example, each customer may terminate its TUA if the Sabine Pass LNG receiving terminal experiences a force majeure delay for longer than 18 months, fails to redeliver a specified amount of natural gas in accordance with the customer’s redelivery nominations or fails to accept and unload a specified number of the customer’s proposed LNG cargoes. We may not be able to replace these TUAs on desirable terms, or at all, if they are terminated.

Our ability to generate needed amounts of cash is also substantially dependent upon our ability to commercially exploit the capacity at the Sabine Pass LNG receiving terminal that we have reserved for our own account

Our ability to achieve profitability in the future is significantly dependent upon our ability to commercially exploit the capacity that our majority-owned subsidiary, Cheniere Energy Investments, LLC (“Cheniere Investments”), has reserved at the Sabine Pass LNG receiving terminal. As discussed below under “—Risks Relating to Our LNG and Natural Gas Marketing Business—We may be unable to commercially exploit the capacity at the Sabine Pass LNG receiving terminal that we have reserved for our own account”, there are significant risks attendant to Cheniere Investments’ future ability to generate operating cash flow. Failure by Cheniere Investments to succeed in commercially exploiting its reserved TUA capacity at the Sabine Pass LNG receiving terminal could materially and adversely affect our business, results of operations, financial condition and prospects.

Risks Relating to Our LNG Receiving Terminal Business

Operation of the Sabine Pass LNG receiving terminal, and other LNG receiving terminals that we may construct, involves significant risks.

The Sabine Pass LNG receiving terminal faces operational risks, including the following:

•	performing below expected levels of efficiency;

•	breakdown or failures of equipment or systems;

•	operational errors by vessel or tug operators or others;

•	operational errors by us or any contracted facility operator or others;

•	labor disputes; and

•	weather-related interruptions of operations.

To maintain the cryogenic readiness of the Sabine Pass LNG receiving terminal, Sabine Pass LNG may need to purchase and process LNG.  Sabine Pass LNG’s third party customers have the obligation to procure LNG if necessary for the terminal to maintain its cryogenic state.  If they fail to do so, Sabine Pass LNG may need to procure such LNG.

Sabine Pass LNG will need to maintain the cryogenic readiness of the Sabine Pass LNG receiving terminal.  The two third party customers of Sabine Pass LNG have the obligation to procure LNG to maintain the cryogenic readiness of the terminal.  If a third party customer procures the LNG, the other third party customer and Sabine Pass LNG will reimburse the procuring customer for each of their allocable share of the LNG acquired to maintain the cryogenic readiness of the terminal.  Sabine Pass LNG may bear the commodity price risk of purchasing its allocable portion of the LNG, holding it in its inventory for a period of time and selling the regasified LNG.

Should such third party customers fail to procure the necessary LNG, Sabine Pass LNG has the right to procure the LNG.  If it becomes necessary for Sabine Pass LNG to procure LNG and it is not able to obtain financing on acceptable terms for its purchase, then Sabine Pass LNG will need to maintain sufficient working capital to allow it to purchase such LNG until it (i) receives reimbursement for the allocable costs of the LNG from its third party customers, or (ii) sells the regasified LNG.

Sabine Pass LNG may be required to purchase natural gas to provide fuel at the Sabine Pass LNG receiving terminal, which would increase operating costs and could have a material adverse effect on our results of operations.

Sabine Pass LNG’s three TUAs provide for an in-kind deduction of 2% of the LNG delivered to the Sabine Pass LNG receiving terminal, which it uses primarily as fuel for revaporization and self-generated power and to cover natural gas unavoidably lost at the facility. There is a risk that this 2% in-kind deduction will be insufficient for these needs and that Sabine Pass LNG will have to purchase additional natural gas from third parties. Sabine Pass LNG will bear the cost and risk of changing prices for any such fuel.

Hurricanes or other disasters could adversely affect us.

In August and September of 2005, Hurricanes Katrina and Rita damaged coastal and inland areas located in Texas, Louisiana, Mississippi and Alabama. Construction at the Sabine Pass LNG receiving terminal site was temporarily suspended in connection with Hurricane Katrina, as a precautionary measure. Approximately three weeks after the occurrence of Hurricane Katrina, the terminal site was again secured and evacuated in anticipation of Hurricane Rita, the eye of which made landfall to the east of the site. As a result of these 2005 storms and related matters, the Sabine Pass LNG receiving terminal experienced construction delays and increased costs. In September 2008, Hurricane Ike struck the Texas and Louisiana coast, and we experienced damage at the Sabine Pass LNG receiving terminal.

Future storms and related storm activity and collateral effects, or other disasters such as explosions, fires, floods or accidents, could result in damage to, or interruption of operations at, the Sabine Pass LNG receiving terminal or related infrastructure, as well as delays or cost increases in construction of our proposed LNG terminals.  If there are changes in the global climate, storm frequency and intensity may increase; should it result in rising seas, our coastal operations would be impacted.

Failure to obtain and maintain approvals and permits from governmental and regulatory agencies with respect to the development and operation of our LNG receiving terminals could impede operations and construction and could have a material adverse effect on us.

The design, construction and operation of our LNG receiving terminals is a highly regulated activity. The FERC’s approval under Section 3 of the NGA, as well as several other material governmental and regulatory approvals and permits, are required in order to construct and operate an LNG receiving terminal. Although we have obtained all of the necessary authorizations to construct and operate the Sabine Pass LNG receiving terminal, such authorizations are subject to ongoing conditions imposed by regulatory agencies, and additional approval and permit requirements may be imposed. We will require governmental approvals and authorizations to implement our proposed business strategy to construct and operate a liquefaction and LNG export terminal at Sabine Pass, but there is no assurance that we will obtain such governmental approvals and authorizations. Failure to obtain and maintain any of these approvals and permits could have a material adverse effect on our business, results of operations, financial condition and prospects.

We may not be able to enter into satisfactory TUAs with third-party customers for regasification capacity at our proposed LNG receiving terminals, as has been our historical practice. We may change our business strategy regarding how and when we market LNG receiving terminal capacity.

We have historically entered into long-term TUAs for a portion of the regasification capacity at our proposed LNG receiving terminals, including a commitment to pay capacity reservation fees. The portion of our total regasification capacity that we plan to commit under such long-term TUAs has changed in the past and may change in the future for various reasons, including responding to market factors or perceived opportunities that we believe may be available to us. Our ability to obtain financing for a proposed LNG receiving facility may be contingent on our ability to enter into commercial agreements in advance of the commencement of construction. To date, we have not entered into any third-party agreements for either of our proposed LNG receiving terminals, and we may experience difficulty attracting additional customers.

We may also change our business strategy due to our inability to enter into agreements with additional customers or based on our views regarding future prices, demand and supply of natural gas and regasification capacity. If our efforts to market LNG receiving terminal and related pipeline capacity are not successful, our business, results of operations, financial condition and prospects could be materially and adversely affected.

Risks Relating to Our Natural Gas Pipeline Business

Our existing and proposed pipelines will be dependent upon a few potential customers, and our pipeline business could be materially and adversely affected if we lost any one of those customers.

We do not currently have any third-party, firm transportation customers for our existing or proposed pipelines. Failure to obtain any third-party, firm transportation customers could have a material adverse impact on our business.

Our natural gas pipelines, including their FERC gas tariffs, are subject to FERC regulation.

Our FERC tariffs contain pro forma transportation agreements, which must be filed and approved by FERC. Before we enter into a transportation agreement with a shipper that contains a term that materially deviates from our tariff, we must seek FERC approval. The FERC may approve the material deviation in the transportation agreement; however, in that case, the materially deviating terms must be made available to our other similarly-situated customers. If we fail to seek FERC approval of a transportation agreement that materially deviates from our tariff, or if FERC audits our contracts and finds deviations that appear to be unduly discriminatory, FERC could conduct a formal enforcement investigation, resulting in serious penalties and/or onerous ongoing compliance obligations.

Should we fail to comply with all applicable FERC-administered statutes, rules, regulations and orders, we could be subject to substantial penalties and fines. Under the Energy Policy Act of 2005, the FERC has civil penalty authority under the NGA to impose penalties for current violations of up to $1.0 million per day for each violation.

The FERC could change its current ratemaking policies, and those changes could have adverse effects on our proposed pipelines.

Pipeline safety integrity programs and repairs may impose significant costs and liabilities on us.

The Federal Office of Pipeline Safety has issued a final rule requiring pipeline operators to develop integrity management programs to comprehensively evaluate certain areas along their pipelines and to take additional measures to protect pipeline segments located in what the rule refers to as “high consequence areas” where a leak or rupture could potentially do the most harm. The final rule requires operators to:

•	perform ongoing assessments of pipeline integrity;

•	identify and characterize applicable threats to pipeline segments that could impact a high consequence area;

•	improve data collection, integration and analysis;

•	repair and remediate the pipeline as necessary; and

•	implement preventive and mitigating actions.

We are required to maintain pipeline integrity testing programs that are intended to assess pipeline integrity. The rule, or an increase in public expectations for pipeline safety, may require additional reporting and more frequent inspection or testing of our pipeline facilities. Any repair, remediation, preventative or mitigating actions may require significant capital and operating expenditures. Should we fail to comply with the Office of Pipeline Safety’s rules and related regulations and orders, we could be subject to penalties and fines.

Any reduction in the capacity of, or the allocations to, interconnecting, third-party pipelines could cause a reduction of volumes transported in our pipelines, which would adversely affect our revenues and cash flow.

We will be dependent upon third-party pipelines and other facilities to provide delivery options to and from our pipelines. If any pipeline connection were to become unavailable for volumes of natural gas due to repairs, damage to the facility, lack of capacity or any other reason, our ability to continue shipping natural gas to end markets could be restricted, thereby reducing our revenues. Any permanent interruption at any key pipeline interconnect which caused a material reduction in volumes transported on our pipelines could have a material adverse effect on our business, results of operations and financial condition.

Failure to obtain and maintain approvals and permits from governmental and regulatory agencies with respect to the development and operation of our natural gas pipelines would have a detrimental effect on us and our pipeline projects.

The design, construction and operation of natural gas pipelines and the transportation of natural gas are all highly regulated activities. FERC approval under Section 7 of the NGA, as well as several other material state governmental and regulatory approvals and permits, are required in order to construct and operate a pipeline. We must also obtain several other material governmental and regulatory approvals and permits in order to construct and operate pipelines, including several under the Clean Air Act and the Clean Water Act from the U.S. Army Corps of Engineers and the Louisiana Department of Environmental Quality. We have no control over the timing of the review and approval process nor can we predict the outcome of the process. We do not know whether or when any such approvals or permits can be obtained, or whether or not any third parties will attempt to interfere with our ability to obtain and maintain such permits or approvals. If we are unable to obtain and maintain the necessary approvals and permits, we may not be able to recover our investment in the projects. Failure to obtain and maintain any of these approvals and permits could have a material adverse effect on our business, results of operations, financial condition and prospects.

Our pipeline business could be materially and adversely affected if we lose the right to situate our pipelines on property owned by third parties.

We do not own the land on which our pipelines are situated, and we are subject to the possibility of increased costs to retain necessary land use rights. If we were to lose these rights or be required to relocate our pipelines, our business could be materially and adversely affected.

Risks Relating to Our LNG and Natural Gas Marketing Business

We may be unable to commercially exploit the capacity at the Sabine Pass LNG receiving terminal that we have reserved for our own account.

We continue to develop our LNG and natural gas marketing business.  The ability of our LNG and natural gas marketing business to utilize all of our 2.0 Bcf/d of LNG regasification capacity reserved at the Sabine Pass LNG receiving terminal will depend upon whether we can successfully enter into TUAs for some or all of our reserved capacity, enter into term LNG purchase agreements from our reserved capacity, or purchase spot cargoes. We may encounter many expenses, delays, problems and difficulties that we have not anticipated and for which we have not planned in developing and operating our LNG and natural gas marketing business.

The success of our LNG and natural gas marketing business will be significantly dependent upon our ability to commercially exploit the TUA capacity that we have reserved at the Sabine Pass LNG receiving terminal. That, in turn, is subject to substantial risks, including the following:

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we do not have unconditional agreements or arrangements for any supplies of LNG, or for the utilization of capacity that we have contracted for under our TUA and may not be able to obtain such agreements or arrangements on economical terms, or at all;

•
we do not have unconditional commitments from customers for the purchase of the natural gas that we propose to sell from the Sabine Pass LNG receiving terminal, and we may not be able to obtain commitments or other arrangements on economical terms, or at all;

•
in order to arrange for supplies of LNG, and for transportation, storage and sales of natural gas, we will require significant credit support and funding, which we may not be able to obtain on terms that are acceptable to us, or at all; and

•
even if we are able to arrange for and finance supplies and transportation of LNG to the Sabine Pass LNG receiving terminal, and for transportation, storage and sales of natural gas to customers, we may experience negative cash flows and adverse liquidity effects due to fluctuations in supply, demand and price for LNG, for transportation of LNG, for natural gas and for storage and transportation of natural gas.

Our business plan may be limited by access to capital and our lack of an investment grade credit rating. These factors create financial obstacles and exacerbate the risk that we will not be able to enter into commercial arrangements with third parties to commercially exploit all of our capacity at the Sabine Pass LNG receiving terminal on commercially advantageous terms or at all.

Any or all of these factors, as well as risk factors described elsewhere herein and other risk factors that we may not be able to anticipate, control or mitigate, could have a material adverse effect on our ability to commercially exploit our TUA capacity at the Sabine Pass LNG receiving terminal, which in turn could materially and adversely affect our business, results of operations, financial condition, prospects and liquidity.

Our use of hedging arrangements may adversely affect our future results of operations or liquidity.

To reduce our exposure to fluctuations in the price, volume, and timing risk associated with the marketing of LNG and natural gas, we use futures, swaps and option contracts traded or cleared on the Intercontinental Exchange (ICE) and NYMEX, or over-the-counter options and swaps with other natural gas merchants and financial institutions. Hedging arrangements would expose us to risk of financial loss in some circumstances, including when:

•	expected supply is less than the amount hedged;

•	the counterparty to the hedging contract defaults on its contractual obligations; or

•	there is a change in the expected differential between the underlying price in the hedging agreement and actual prices received.

Our hedging arrangements may also limit the benefit that we would receive from increases in the prices for natural gas. The use of derivatives also may require the posting of cash collateral with counterparties, which can impact working capital when commodity prices change.

The limited capital resources and credit available to our LNG and natural gas marketing business limit our ability to develop that business.

We have limited the amount of capital available to our LNG and natural gas marketing business. The business also currently has limited access to third-party sources of financing. Other investment-grade marketing companies have greater financial resources than we do. Our LNG and natural gas marketing business continues to develop and implement its business strategy and may not generate sufficient revenues and cash flows to cover the significant fixed costs of the business.

Our exposure to the performance and credit risks of counterparties under agreements may adversely affect our results of operations, liquidity and access to financing.

Our LNG and natural gas marketing business involves our entering into various purchase and sale, hedging, and other transactions with numerous third parties (commonly referred to as “counterparties”). In such arrangements, we are exposed to the performance and credit risks of our counterparties, including the risk that one or more counterparties fails to perform its obligation to make deliveries of commodities and/or to make payments. These risks may increase during periods of commodity price volatility. Defaults by suppliers and other counterparties may adversely affect our results of operations, liquidity and access to financing.

Risks Relating to Our LNG Businesses in General

Failure of imported LNG to be a competitive source of energy for North American markets could adversely affect TUA customers and could materially and adversely affect our business, results of operations, financial condition and prospects.

The success of our LNG receiving terminal business, our natural gas pipeline business and our LNG and natural gas marketing business (collectively, our “LNG businesses”) is primarily dependent upon LNG being a competitive source of energy in North America.

In North America, due mainly to a historically abundant supply of natural gas, imported LNG has not historically been a major energy source. The success of the regasification services component of our business plan is dependent, in part, on the extent to which LNG can, for significant periods and in significant volumes, be produced internationally and delivered to North America at a lower cost than the cost to produce some domestic supplies of natural gas, or other alternative energy sources. Through the use of improved exploration technologies, additional sources of natural gas have recently been and may continue to be discovered in North America, which could further increase the available supply of natural gas and could result in natural gas being available at a lower cost than imported LNG. In addition to natural gas, LNG also competes in North America with other sources of energy, including coal, oil, nuclear, hydroelectric, wind and solar energy.

Other continents have a longer history of importing LNG and, due to their geographic proximity to LNG producers and limited pipeline access to natural gas supplies, may be willing and able to pay more for LNG, thereby reducing or eliminating the supply of LNG available in North American markets. Current and futures prices for natural gas in markets that compete with North America have been higher than prices for natural gas in North America, which has adversely affected the volume of LNG imports into North America. If LNG deliveries to North America continue to be constrained due to stronger demand from these competing markets, our ability and the ability of existing and prospective third-party TUA customers to import LNG into North America on a profitable basis may be adversely affected.

Political instability in foreign countries that have supplies of natural gas, or strained relations between such countries and the U.S., may also impede the willingness or ability of LNG suppliers and merchants in such countries to export LNG to the U.S. Furthermore, some foreign suppliers of LNG may have economic or other reasons to direct their LNG to non-U.S. markets or to competitors’ LNG receiving terminals in the U.S.

As a result of these and other factors, LNG may not be a competitive source of energy in North America. The failure of LNG to be a competitive supply alternative to domestic natural gas, oil and other alternative energy sources could adversely affect our ability to enter into additional TUAs with customers and could also impede the ability to import LNG into North America on a commercial basis by us and our TUA customers, which could inhibit our growth and cause us operating losses. Any significant impediment to the ability to import LNG into the United States generally or to our LNG receiving terminals specifically could have a material adverse effect on us, on our third-party LNG receiving terminal customers, and on our LNG businesses, results of operations, financial condition and prospects.

Decreases in the demand for and price of natural gas could lead to reduced development of LNG projects worldwide, which could adversely affect our LNG businesses and the performance of our TUA customers and could have a material adverse effect on our business, results of operations, financial condition, liquidity and prospects.

The development of domestic LNG receiving terminals and LNG projects generally is based on assumptions about the future price of natural gas and the availability of imported LNG. Natural gas prices have been, and are likely to continue to be, volatile and subject to wide fluctuations in response to one or more of the following factors:

•	relatively minor changes in the supply of, and demand for, natural gas in relevant markets;

•	political conditions in international natural gas producing regions;

•	the extent of domestic production and importation of natural gas in relevant markets;

•	the level of demand for LNG and natural gas in relevant markets, including the effects of economic downturns or upturns;

•	weather conditions;

•	the competitive position of natural gas as a source of energy compared with other energy sources; and

•	the effect of government regulation on the production, transportation and sale of natural gas.

Adverse trends or developments affecting any of these factors could result in decreases in the price of natural gas, leading to reduced development of LNG projects worldwide. Such reductions could adversely affect our LNG businesses and the performance of our TUA customers, and could have a material adverse effect on our business, results of operations, financial condition, liquidity and prospects.

Cyclical or other changes in the demand for LNG regasification capacity may adversely affect our LNG businesses and the performance of our TUA customers and could reduce our operating revenues and may cause us operating losses.

The economics of our LNG businesses could be subject to cyclical swings, reflecting alternating periods of under-supply and over-supply of LNG importation or export capacity and available natural gas, principally due to the combined impact of several factors, including:

•	additions to competitive regasification capacity in North America, Europe, Asia and other markets, which could divert LNG from our existing and proposed LNG receiving terminals;

•	competitive liquefaction capacity in North America, which could divert natural gas from our intended liquefaction facilities at our existing and proposed LNG terminals;

•	insufficient LNG liquefaction or receiving capacity worldwide;

•	insufficient LNG tanker capacity;

•	reduced demand and lower prices for natural gas;

•	increased natural gas production deliverable by pipelines, which could suppress demand for LNG;

•	cost improvements that allow competitors to offer LNG regasification or liquefaction services at reduced prices;

•	changes in supplies of, and prices for, alternative energy sources such as coal, oil, nuclear, hydroelectric, wind and solar energy, which may reduce the demand for natural gas;

•
changes in regulatory, tax or other governmental policies regarding imported or exported LNG, natural gas or alternative energy sources, which may reduce the demand for imported or exported LNG and/or natural gas;

•	adverse relative demand for LNG compared to other markets, which may decrease LNG imports into or exports from North America; and

•	cyclical trends in general business and economic conditions that cause changes in the demand for natural gas.

These factors could materially and adversely affect our ability, and the ability of current and prospective TUA customers, to procure supplies of LNG to be imported into North America and to procure customers for regasified LNG at economical prices, or at all.

Our LNG businesses may face competition, including competing LNG receiving terminals and related pipelines, from competitors with far greater resources.

Many competing companies have secured access to, or are pursuing development or acquisition of, LNG import infrastructure to serve the U.S. natural gas market. Some industry analysts have predicted substantial excess LNG receiving capacity in North America for at least several years based on terminals currently in operation or under construction. Competitors faced by our LNG businesses in the U.S. include major energy corporations (e.g., Exxon Mobil Corporation, BG Group plc, BP plc, Chevron Corporation, ConocoPhillips and Dow Chemical). In addition, other competitors have developed or reopened additional LNG receiving terminals in Europe, Asia and other markets, which also compete with our existing and proposed LNG receiving facilities. We may also face competition from major energy companies and others in pursuing our proposed business strategy to provide liquefaction services at the Sabine Pass LNG terminal. Almost all of these competitors have longer operating histories, more development experience, greater name recognition, larger staffs and substantially greater financial, technical and marketing resources and access to natural gas and LNG supplies than we do. The superior resources that these competitors have available for deployment could allow them to compete successfully against our LNG businesses, which could have a material adverse effect on our business, results of operations, financial condition, liquidity and prospects.

Insufficient development of additional LNG liquefaction capacity worldwide could adversely affect our LNG businesses and the performance of our TUA customers and could have a material adverse effect on our business, results of operations, financial condition, liquidity and prospects.

Commercial development of an LNG liquefaction facility takes a number of years and requires substantial capital investment. Many factors could negatively affect continued development of LNG liquefaction facilities, including:

•	increased construction costs;

•	economic downturns, increases in interest rates or other events that may affect the availability of sufficient financing for LNG projects on commercially reasonable terms;

•	decreases in the price of LNG and natural gas, which might decrease the expected returns relating to investments in LNG projects;

•	the inability of project owners or operators to obtain governmental approvals to construct or operate LNG facilities;

•	political unrest in exporting countries or local community resistance in such countries to the siting of LNG facilities due to safety, environmental or security concerns; and

•	any significant explosion, spill or similar incident involving an LNG liquefaction facility or LNG carrier.

There may be shortages of LNG vessels worldwide, which could adversely affect our LNG businesses and the performance of our customers, and could have a material adverse effect on our business, results of operations, financial condition, liquidity and prospects.

The construction and delivery of LNG vessels require significant capital and long construction lead times, and the availability of the vessels could be delayed to the detriment of our LNG businesses and our TUA customers because of:

•	an inadequate number of shipyards constructing LNG vessels and a backlog of orders at these shipyards;

•	political or economic disturbances in the countries where the vessels are being constructed;

•	changes in governmental regulations or maritime self-regulatory organizations;

•	work stoppages or other labor disturbances at the shipyards;

•	bankruptcy or other financial crisis of shipbuilders;

•	quality or engineering problems;

•	weather interference or a catastrophic event, such as a major earthquake, tsunami or fire; and

•	shortages of or delays in the receipt of necessary construction materials.

Terrorist attacks or military campaigns may adversely impact our LNG businesses.

A terrorist incident involving an LNG facility or LNG carrier may result in delays in, or cancellation of, construction of new LNG facilities, including our LNG receiving terminals and related natural gas pipelines, which would increase our costs and decrease our cash flows. A terrorist incident may also result in temporary or permanent closure of existing LNG facilities, which could increase our costs and decrease our cash flows, depending on the duration of the closure. Operations at our LNG facilities could also become subject to increased governmental scrutiny that may result in additional security measures at a significant incremental cost to us. In addition, the threat of terrorism and the impact of military campaigns may lead to continued volatility in prices for natural gas that could adversely affect our LNG businesses.

Risks Relating to Our Business in General

Our initiatives to pursue downstream and upstream opportunities as part of our overall energy business strategy may not be successful and, even if successful, could expose us to greater and unanticipated risks.

We may not be successful in our efforts to pursue any or all of our downstream opportunities such as natural gas pipeline development or natural gas marketing, or in our efforts to pursue any or all of our upstream opportunities such as securing foreign LNG supply arrangements. If we are successful in pursuing one or more of these downstream or upstream opportunities, we will likely incur greater risks than we expect to incur in our LNG businesses, and some of those risks we will not be able to anticipate.

We may not be successful in implementing our proposed business strategy to provide liquefaction services at the Sabine Pass LNG receiving terminal.

Our proposed addition of liquefaction facilities and services at the Sabine Pass LNG receiving terminal will require very significant financial resources, which may not be available on terms reasonably acceptable to us or at all.  Cost overruns or delays could adversely affect permitting or construction of the liquefaction facilities.  We also may not be able to obtain customer commitments to use the liquefaction services, without which we would not be able to finance the construction of the liquefaction facilities.  Even if successfully constructed, the liquefaction facilities would be subject to many of the same operating risks described herein with respect to our LNG receiving terminals.  Accordingly, there are many risks associated with our proposed liquefaction facility, and we may not be successful implementing our business strategy, which could have a material adverse effect on our business, results of operations, financial condition, liquidity and prospects.

We are subject to significant operating hazards and uninsured risks, one or more of which may create significant liabilities and losses for us.

The construction and operation of our LNG receiving terminals and pipelines are subject to inherent risks associated with these types of operations, including explosions, pollution, release of toxic substances, fires, hurricanes and adverse weather conditions, and other hazards, each of which could result in significant delays in commencement or interruptions of operations and/or in damage to or destruction of our facilities or damage to persons and property. In addition, our operations and the facilities and vessels of third parties on which our operations are dependent face possible risks associated with acts of aggression or terrorism.

We do not, nor do we intend to, maintain insurance against all of these risks and losses. We may not be able to maintain desired or required insurance in the future at rates that we consider reasonable. The occurrence of a significant event not fully insured or indemnified against could have a material adverse effect on our business, results of operations, financial condition, liquidity and prospects.

Existing and future environmental and similar laws and regulations could result in increased compliance costs or additional operating costs and restrictions.

Our business is and will be subject to extensive federal, state and local laws and regulations that control, among other things, discharges to air and water; the handling, storage and disposal of hazardous chemicals, hazardous waste, and petroleum products; and remediation associated with the release of hazardous substances. Many of these laws and regulations, such as the CAA, the Oil Pollution Act, the CWA, and the RCRA, and analogous state laws and regulations, restrict or prohibit the types, quantities and concentration of substances that can be released into the environment in connection with the construction and operation of our LNG receiving terminals and pipelines and require us to maintain permits and provide governmental authorities with access to our facilities for inspection and reports related to our compliance. Violation of these laws and regulations could lead to substantial fines and penalties or to capital expenditures related to pollution control equipment that could have a material adverse effect on our business, results of operations, financial condition, liquidity and prospects. CERCLA and similar state laws impose liability, without regard to fault or the lawfulness of the original conduct, for the release of certain types or quantities of hazardous substances into the environment. As the owner and operator of an LNG receiving terminal and pipeline, we could be liable for the costs of cleaning up hazardous substances released into the environment and for damage to natural resources.

There are numerous regulatory approaches currently in effect or being considered to address greenhouse gases, including possible future U.S. treaty commitments, new federal or state legislation that may impose a carbon emissions tax or establish a cap-and-trade program, and regulation by the EPA. For example, the adoption of frequently proposed legislation implementing a carbon tax on energy sources that emit carbon dioxide into the atmosphere may have a material adverse effect on the ability of our customers (i) to import LNG, if imposed on them as importers of potential emission sources, or (ii) to sell regasified LNG, if imposed on them or their customers as natural gas suppliers or consumers. In addition, as we consume retainage gas at the Sabine Pass LNG terminal, this carbon tax may also be imposed on us directly.

There have also been proposals for a mandatory cap and trade program to reduce greenhouse gas emissions. In June 2009, the U.S. House of Representatives passed a comprehensive climate change and energy bill, the American Clean Energy and Security Act, and the U.S. Senate is considering similar legislation that would, among other things, impose a nationwide cap on greenhouse gas emissions and require major sources to obtain “allowances” to meet that cap.  In May 2010, a draft bill, the American Power Act, was introduced which included a cap and trade program and other measures to reduce greenhouse gas emissions.  In September 2009, the EPA promulgated a rule requiring certain emitters of greenhouse gases to monitor and report their greenhouse gas emissions to the EPA.  In April 2010, the EPA issued proposed rules that would specifically add oil and natural gas systems to those emitters required to monitor and report greenhouse gases.  In addition, in response to the 2007 U.S. Supreme Court ruling in Massachusetts v. EPA that the EPA has authority to regulate carbon dioxide emissions under the Clean Air Act, the EPA has issued and is considering several additional rules and proposals.  In May 2010, the EPA issued a final rule that describes which stationary sources will be required to install best available control technology for greenhouse gas emissions whenever such stationary sources are built or significantly modified.  The rule, also known as the “tailoring rule”, increases the initial threshold for greenhouse gas emissions to 75,000 tons per year starting January 1, 2010 for those entities that must have a construction or operating permit under the CAA Prevention of Significant Deterioration or Title V programs.  In addition, one U.S. federal appeals courts has reinstated a lawsuit permitting individuals, state attorneys general and others to pursue claims against major utility companies on the basis that those companies have created a public nuisance due to their emissions of carbon dioxide. Climate change initiatives and other efforts to reduce greenhouse gas emissions like those described above or otherwise may require additional controls on the operation of the Sabine Pass LNG receiving terminal and increased costs to implement and maintain such controls.

Other future legislation and regulations, such as those relating to the transportation and security of LNG imported to the Sabine Pass LNG receiving terminal through the Sabine Pass Channel, could cause additional expenditures, restrictions and delays in our business and to our proposed construction, the extent of which cannot be predicted and which may require us to limit substantially, delay or cease operations in some circumstances. Revised, reinterpreted or additional laws and regulations that result in increased compliance costs or additional operating costs and restrictions could have a material adverse effect on our business, results of operations, financial condition, liquidity and prospects.

We may experience increased labor costs, and the unavailability of skilled workers or our failure to attract and retain key personnel could adversely affect us.

We are dependent upon the available labor pool of skilled employees. We compete with other energy companies and other employers to attract and retain qualified personnel with the technical skills and experience required to construct and operate our LNG receiving terminals and pipelines and to provide our customers with the highest quality service. A shortage in the labor pool of skilled workers or other general inflationary pressures or changes in applicable laws and regulations could make it more difficult for us to attract and retain personnel and could require an increase in the wage and benefits packages that we offer, thereby increasing our operating costs.

For example, in the aftermaths of Hurricanes Katrina and Rita, Bechtel and certain subcontractors temporarily experienced a shortage of available skilled labor necessary to meet the requirements of the Sabine Pass LNG receiving terminal construction plan. As a result, we agreed to change orders with Bechtel concerning additional activities and expenditures to mitigate the hurricanes’ effects on the construction of the Sabine Pass LNG receiving terminal. Any increase in our operating costs could materially and adversely affect our business, results of operations, financial condition and prospects.

We depend on our executive officers for various activities. We do not maintain key person life insurance policies on any of our personnel. Although we have arrangements relating to compensation and benefits with certain of our executive officers, we do not have any employment contracts or other agreements with key personnel binding them to provide services for any particular term. The loss of the services of any of these individuals could seriously harm us.

Our lack of diversification could have an adverse effect on our financial condition and results of operations.

Substantially all of our anticipated revenue in 2010 will be dependent upon one facility, the Sabine Pass LNG receiving terminal and related pipeline located in southern Louisiana. Due to our lack of asset and geographic diversification, an adverse development at the Sabine Pass LNG receiving terminal or pipeline, or in the LNG industry, would have a significantly greater impact on our financial condition and results of operations than if we maintained more diverse assets and operating areas.

We may engage in operations or make substantial commitments and investments outside the United States, which would expose us to political, governmental and economic instability and foreign currency exchange rate fluctuations.

Conducting operations or making commitments and investments outside of the United States will cause us to be affected by economic, political and governmental conditions in the countries where we engage in business. Any disruption caused by these factors could harm our business. Risks associated with operations, commitments and investments outside of the United States include risks of:

•	currency fluctuations;

•	war;

•	expropriation or nationalization of assets;

•	renegotiation or nullification of existing contracts;

•	changing political conditions;

•	changing laws and policies affecting trade, taxation and investment;

•	multiple taxation due to different tax structures; and

•	the general hazards associated with the assertion of sovereignty over certain areas in which operations are conducted.

Because our reporting currency is the United States dollar, any of our operations conducted outside the United States would face additional risks of fluctuating currency values and exchange rates, hard currency shortages and controls on currency exchange. We would be subject to the impact of foreign currency fluctuations and exchange rate changes on our reporting for results from those operations in our consolidated financial statements.

We may incur impairments to goodwill or long-lived assets.

We review our long-lived assets, including goodwill and other intangible assets, for impairment annually in the fourth quarter or whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. Significant negative industry or economic trends, including a significant decline in the market price of our common stock, reduced estimates of future cash flows for our business segments or disruptions to our business could lead to an impairment charge of our long-lived assets, including goodwill and other intangible assets. Our valuation methodology for assessing impairment requires management to make judgments and assumptions based on historical experience and to rely heavily on projections of future operating performance. Projections of future operating results and cash flows may vary significantly from results. In addition, if our analysis results in an impairment to our goodwill, we may be required to record a charge to earnings in our consolidated financial statements during a period in which such impairment is determined to exist, which may negatively impact our results of operations.